[GRAPHIC OMITTED][NATIONAL RESEARCH LOGO]

1245 "Q" Street
Lincoln, NE 68508
Phone: 402-475-2525
Fax: 402-475-9061

Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION REPORTS
SECOND QUARTER RESULTS

LINCOLN, Nebraska (August 3, 2004) — National Research Corporation (NASDAQ/NM:NRCI), a leader in healthcare performance measurement, today announced results for the second quarter and six months ended June 30, 2004.

        Revenues for the second quarter ended June 30, 2004, increased 4.0% to $6.4 million compared with revenues of $6.1 million for the second quarter of 2003. Net income for the second quarter of 2004 decreased 18.7% to $738,000, or $0.10 per basic and diluted share, compared with net income of $908,000, or $0.13 per basic share and $0.12 per diluted share, for the same period in 2003. As previously announced, due to a delay in three federal projects, $660,000 of recurring revenues will be pushed from the second quarter into the third and fourth quarters. All three projects are now currently on track and expected to be completed by year end.

        Commenting on the second quarter results, Michael D. Hays, chief executive officer of National Research Corporation, said, “We were disappointed that some expected second quarter revenues shifted into the last half of the year. However, I am pleased that the increasing demand for our services, combined with the fact that our sales expansion plan is surpassing our goals, enabled us to achieve positive revenue growth in the second quarter.” Mr. Hays added, “Participation in the National Quality Initiative has reached 91% of hospitals, of which only about 20% are currently clients of National Research Corporation. We believe this large base of hospitals represents an excellent market penetration opportunity for us to showcase our unique offerings supporting the national survey program.”

        Revenues for the first half of 2004 increased 14.3% to $14.0 million compared with revenues of $12.2 million for the first half of 2003. Net income for the six months ended June 30, 2004, was $1.9 million, or $0.26 per basic and diluted share, compared with $1.8 million, or $0.25 per basic and diluted share, in the prior-year period.

-MORE-

NRCI Announces Second Quarter Results

August 3, 2004

        Patrick E. Beans, chief financial officer of National Research Corporation, added, “Based on our year-to-date results and our earnings per share estimate of $0.24 for each of the third and fourth quarters, we are confident of achieving our previously announced full year guidance of $0.74. This full year guidance represents a 23% increase over 2003 earnings per share of $0.60 and is in line with our goal of exceeding our minimum 20% growth target.”

        A listen-only simulcast of National Research Corporation’s second quarter conference call will be available online at www.fulldisclosure.com on August 4, 2004, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately two hours later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of ongoing survey-based performance measurement, analysis, tracking services and improvement services to the healthcare industry. The Company addresses the growing need of healthcare providers and payors to measure the care outcomes, specifically experience and health status, of their patients and/or members. The Company has been at the forefront of the industry in developing tools that enable healthcare organizations to obtain performance measurement information necessary to improve their business practices.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

-MORE-

NRCI Announces Second Quarter Results

August 3, 2004

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues	$6,371	$6,129	$13,933	$12,187
Operating expenses:
Direct expenses	2,717	2,668	6,015	5,483
Selling, general and administrative	1,850	1,533	3,754	2,817
Depreciation and amortization	489	482	953	928

Total operating expenses	5,056	4,683	10,722	9,228

Operating income	1,315	1,446	3,211	2,959
Other income (expense):
Interest income	80	68	162	137
Interest expense	(137)	(107)	(250)	(214)
Other, net	(56)	39	(66)	43

Total other income (expense)	(113)	--	(154)	(34)
Income before income taxes	1,202	1,446	3,057	2,925
Provision for income taxes	464	538	1,143	1,096

Net income	$738	$908	$1,914	$1,829

Net income per share, basic	$0.10	$0.13	$0.26	$0.25

Net income per share, diluted	$0.10	$0.12	$0.26	$0.25

Weighted average shares outstanding:
Basic	7,191	7,256	7,224	7,252
Diluted	7,284	7,303	7,316	7,298

-MORE-

NRCI Announces Second Quarter Results

August 3, 2004

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	June 30, 2004	Dec. 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$3,942	$3,441
Short-term investments	13,338	12,767
Accounts receivable, net	3,790	5,479
Other current assets	2,742	1,834

Total current assets	23,812	23,521
Net property and equipment	12,887	12,189
Other, net	9,896	9,963

Total Assets	$46,595	$45,673

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,211	$1,074
Deferred revenue	5,189	4,439
Accrued compensation	827	805
Notes payable	149	142
Income taxes payable	57	244

Total current liabilities	7,433	6,704
Noncurrent liabilities	6,376	6,545

Total Liabilities	13,809	13,249

Shareholders' Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
7,671,954 and 7,609,679 shares issued, respectively;
7,225,854 and 7,294,179 outstanding, respectively	8	8
Additional paid-in capital	19,200	18,875
Retained earnings	17,745	15,832
Unearned compensation	(370)	(394)
Accumulated other comprehensive income	(113)	(27)
Treasury stock	(3,684)	(1,870)

Total shareholders' equity	32,786	32,424

Total Liabilities and Shareholders' Equity	$46,595	$45,673

-END-